As filed with the Securities and Exchange Commission on December 20, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

Under

The Securities Act of 1933

TRIPADVISOR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	80-0743202
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

141 Needham Street

Newton, MA 02464

(Address of principal executive offices)

TRIPADVISOR, INC. 2011 STOCK AND ANNUAL INCENTIVE PLAN

and

TRIPADVISOR, INC. DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plans)

Seth Kalvert

Senior Vice President, General Counsel and Secretary

TripAdvisor, Inc.

141 Needham Street

Newton, MA 02464

(Name and address of agent for service)

(617) 670-6300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, of TripAdvisor, Inc.(1).	17,500,000 shares	$27.52	$277,952,000	$31,854

(1)	This Post-Effective Amendment No. 1 (this “Registration Statement”) covers a total of 17,500,000 shares, of which 17,400,000 shares of TripAdvisor common stock are issuable in connection with grants of equity-based awards under the TripAdvisor, Inc. 2011 Stock and Annual Incentive Plan (7,400,000 of which shares were originally registered on its Registration Statement on Form S-4 (File No. 333-175828-01), as amended (the “Form S-4”), and 10,000,000 of which shares are first registered on this Post-Effective Amendment No. 1), and 100,000 shares of TripAdvisor common stock are issuable under the TripAdvisor, Inc. Deferred Compensation Plan for Non-Employee Directors.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, based upon the average of the high and low prices per share for TripAdvisor, Inc. common stock trading on a “when issued” basis on the NASDAQ Global Select Market as of December 14, 2011, which were $28.19 and $26.85, respectively. The 7,400,000 shares of TripAdvisor common stock issuable under the TripAdvisor, Inc. 2011 Stock and Annual Incentive Plan that were originally registered on the Form S-4 have been excluded from this calculation because the registration fees payable in connection with such shares of common stock were paid at the time of the filing of the Form S-4.

EXPLANATORY NOTE

On December 20, 2011, Expedia, Inc. (“Expedia”), the sole stockholder of TripAdvisor, Inc., a Delaware corporation (“TripAdvisor” or the “Registrant”), expects to complete a reclassification of its capital stock that will result in the holders of Expedia capital stock immediately prior to the reclassification having the right to receive a proportionate amount of the capital stock of TripAdvisor. Pursuant to that transaction, TripAdvisor will be spun-off as an independent, separately traded public company (the “spin-off”). This Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (this “Registration Statement”) is filed by TripAdvisor and relates to a total of 17,500,000 shares of TripAdvisor common stock, of which 17,400,000 shares are issuable in connection with grants of equity-based awards under the TripAdvisor, Inc. 2011 Stock and Annual Incentive Plan (7,400,000 of which shares were originally registered on the Form S-4 and 10,000,000 of which shares are first registered on this Post-Effective Amendment No. 1) and 100,000 shares of TripAdvisor common stock are issuable under the TripAdvisor, Inc. Deferred Compensation Plan for Non-Employee Directors (each, a “Plan” and together, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed by TripAdvisor with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act are hereby incorporated by reference into this Registration Statement:

(a) The proxy statement/prospectus filed on November 1, 2011, as part of the Registration Statement on Form S-4 (File No. 333-175828-01), as amended, under the Securities Act, which contains audited combined financial statements of TripAdvisor for the most recent fiscal year for which such statements have been filed;

(b) TripAdvisor’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011 and any other reports filed by TripAdvisor pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2010; and

(c) The description of TripAdvisor common stock contained in the Registration Statement on Form 8-A filed on December 5, 2011, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s certificate of incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant’s bylaws provide mandatory indemnification to the fullest extent authorized by the Delaware General Corporation Law with respect to actions, suits, or proceedings that a person is party to, or threatened to be made a party to or otherwise involved in, by reason of the fact that he/she or a person of whom he/she is the legal representative is or was a director or officer of the Registrant, or by reason of the fact that he/she is or was a director or officer of the Registrant and serving in certain other capacities; provided that any such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law described below and that, with certain exceptions relating to suits to enforce rights to indemnification, such persons will be indemnified with respect to actions or suits initiated by such persons only if such action was first approved by the board of directors. The Registrant’s bylaws include within this right to indemnification the right to be paid by the Registrant the expenses incurred in defending such a proceeding in advance of its final disposition; provided that, in certain circumstances, the person provides an undertaking to the Registrant to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Registrant. From time to time, the Registrant’s officers and directors may be provided with indemnification agreements that are consistent with or greater than the foregoing provisions. The Registrant has policies of directors’ and officers’ liability insurance which insure directors and officers against the costs of defense, settlement and/or payment of judgment under certain circumstances. The Registrant believes that these agreements and arrangements are necessary to attract and retain qualified persons as directors and officers.

The Registrant is incorporated in the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of certain other entities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that with respect to proceedings by or in the right of a corporation to procure a judgment in its favor, (a) a corporation may only indemnify such a person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action and (b) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery, or such other court, shall deem proper.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.6 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-175828-01), filed with the Commission on October 24, 2011)

4.2	By-Laws of the Registrant (incorporated by reference to Exhibit 3.7 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-175828-01), filed with the Commission on October 24, 2011)

4.3	Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.8 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-175828-01), filed with the Commission on October 24, 2011)

4.4	Form of Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.9 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-175828-01), filed with the Commission on October 24, 2011)

4.5	TripAdvisor, Inc. 2011 Stock and Annual Incentive Plan

4.6	TripAdvisor, Inc. Deferred Compensation Plan for Non-Employee Directors

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, registered public accounting firm for TripAdvisor, Inc.

23.3	Consent of Ernst & Young LLP, registered public accounting firm for Expedia, Inc.

23.4	Consent of Ernst & Young LLP, registered public accounting firm for TripAdvisor Holdings, LLC

ITEM 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, State of Massachusetts, on December 20, 2011.

TRIPADVISOR, INC.

By:	/s/ Stephen Kaufer
Name:	Stephen Kaufer
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities set forth below on December 20, 2011.

Signature	Title

/s/ Stephen Kaufer Stephen Kaufer	President and Chief Executive Officer (Principal Executive Officer)

/s/ Mark D. Okerstrom Mark D. Okerstrom	Director, Secretary and Chief Financial Officer (Principal Financial Officer)

/s/ Lance A. Soliday Lance A. Soliday	Director, Chief Accounting Officer and Controller (Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.6 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-175828-01), filed with the Commission on October 24, 2011)

4.2	By-Laws of the Registrant (incorporated by reference to Exhibit 3.7 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-175828-01), filed with the Commission on October 24, 2011)

4.3	Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.8 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-175828-01), filed with the Commission on October 24, 2011)

4.4	Form of Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.9 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-175828-01), filed with the Commission on October 24, 2011)

4.5	TripAdvisor, Inc. 2011 Stock and Annual Incentive Plan

4.6	TripAdvisor, Inc. Deferred Compensation Plan for Non-Employee Directors

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, registered public accounting firm for TripAdvisor, Inc.

23.3	Consent of Ernst & Young LLP, registered public accounting firm for Expedia, Inc.

23.4	Consent of Ernst & Young LLP, registered public accounting firm for TripAdvisor Holdings, LLC